FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum

Integrated Corporate Relations
(310) 395-2215

SKECHERS USA ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

Net Sales Increase 11.2 Percent to $246.2 Million for First Quarter 2005,
Up From $221.5 Million For the Same Period Last Year

MANHATTAN BEACH, CA. – April 27, 2005 – SKECHERS USA, Inc. (NYSE: SKX), a global leader in lifestyle footwear, today announced financial results for the first quarter ended March 31, 2005.

Net sales for the first quarter of 2005 rose 11.2 percent to $246.2 million compared to $221.5 million in the first quarter of 2004. Net earnings for the quarter were $10.3 million versus net earnings of $7.0 million in the first quarter of the prior year. Net earnings per diluted share were $0.25 on 44,317,000 shares outstanding compared to net earnings per diluted share of $0.18 on 42,448,000 diluted shares outstanding in the first quarter of 2004.

Gross profit for the first quarter of 2005 was $101.2 million compared to $89.7 million in the first quarter of last year. Gross margin was 41.1 percent for the first quarter of 2005 compared to 40.5 percent in the first quarter of 2004. Selling, general and administrative expenses declined slightly to 34.3 percent of net sales in the first quarter of 2005 compared to 34.8 percent of net sales in the first quarter of 2004.

“Our reported net sales of $246.2 million for the first quarter of 2005 represent our highest first quarter revenues in the Company’s nearly 13-year history, and the fifth consecutive quarter of year-over-year top-line increases,” began David Weinberg, chief financial officer of SKECHERS USA, Inc. “For the first quarter, the growth has come through our trend-right product and expanded distribution of our new lines. A reflection of this growth is our double digit sales increases in both our domestic wholesale and international businesses as well as strong comp sales in our retail division. Additionally, the improvements in our business have come both profitably and efficiently, thereby increasing our gross margins and strengthening our financial position.”

Robert Greenberg, SKECHERS chief executive officer, said: “Last year we experienced the beginning of a resurgence for our product as we saw accounts and consumers embrace our new offering and our sales improve quarter over quarter. We are very pleased that the momentum that began a year ago has continued into 2005 as we again experienced increased product acceptance and improved sales quarter over quarter. Key Spring 2005 styles in each of our SKECHERS product lines produced double digit sell-throughs and remain strong going into the second quarter. Our fashion brands, including the newly launched Marc Ecko Footwear and 310 Motoring, are rapidly finding their place in the market, experiencing accelerated sales as the word spreads and our account base grows for these uniquely branded lines. To support our SKECHERS and fashion brands, we launched targeted marketing campaigns that included print, television and outdoor mediums. The campaigns for each line have their own unique look – be it international superstar Christina Aguilera for SKECHERS, a product shot for Mark Nason, or a lifestyle ad featuring a customized luxury car and a guy relaxing in a pair of 310 Motoring shoes. The result of our fresh flow of product and marketing efforts is stronger sales of in-line merchandise and better sell-throughs with our accounts. We have built a relevant brand through the strength of our image, product and marketing, along with the efforts of our skilled management team. We will continue to concentrate on our key initiatives and key areas of business in an effort to positively impact sales and earnings.”

The Company now expects second quarter 2005 sales to be in the range of $245 million to $255 million and earnings per share in the range of $0.21 to $0.26 per diluted share. It is important to note, however, that historically SKECHERS’ back-to-school shipping period occurs in June and July over both its second and third quarters, which has caused sales to shift between the two quarters; the timing of when goods ship is determined by the delivery schedules set by the Company’s wholesale accounts.

Note that statements made by Mr. Weinberg and Mr. Greenberg may involve future goals and targets, based upon current expectations and current plans. These comments are forward looking, plans may change and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under 12 unique brand names. The Company has also granted select third party licenses for SKECHERS-branded apparel, swimwear and hosiery. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school or holiday selling seasons; the inability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for the Company’s products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage or forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with electrical shortages or work stoppages that may lead to production delays; increased costs of freight and transportation to meet delivery deadlines; business disruptions due to energy shortages or natural disasters such as an earthquake due to the location of our domestic warehouse, headquarters and a substantial number of our retail stores; changes in business strategy or development plans; the ability to obtain additional capital to fund operations, finance growth and service debt obligations; the ability to attract and retain qualified personnel; compliance with recent legislation regarding corporate governance, including the Sarbanes-Oxley Act of 2002; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2004.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	March 31,	December 31,
	2005	2004

Current Assets:
Cash and cash equivalents	$139,019	$137,653
Trade accounts receivable, net	150,490	120,463
Other receivables	3,637	2,726

Total receivables	154,127	123,189

Inventories	130,709	149,757
Prepaid expenses and other current assets	7,141	10,139
Deferred tax assets	3,865	3,865

Total current assets	434,861	424,603

Property and equipment, at cost less accumulated depreciation and amortization	80,227	82,564
Intangible assets, at cost less applicable amortization	1,502	1,641
Deferred tax assets	4,906	4,906
Other assets, at cost	4,492	4,939

TOTAL ASSETS	$525,988	$518,653

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current installments of long-term borrowings	$7,144	$3,123
Accounts payable	89,719	93,694
Accrued expenses	14,238	13,903

Total current liabilities	111,101	110,720

Long-term borrowings, excluding current installments	108,134	113,038

Stockholders’ equity	306,753	294,895

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$525,988	$518,653

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Net sales	$246,219	$221,488
Cost of sales	145,039	131,781

Gross profit	101,180	89,707
Royalty income, net	340	1,388

	101,520	91,095

Operating expenses:
Selling	18,173	16,090
General and administrative	66,330	61,041

	84,503	77,131

Earnings from operations	17,017	13,964

Other income (expense):
Interest, net	(1,570)	(2,037)
Other, net	1,551	(66)

	(19)	(2,103)

Earnings before income taxes	16,998	11,861
Income tax expense	6,731	4,815

Net earnings	$10,267	$7,046

Net earnings per share:
Basic	$0.26	$0.18

Diluted	$0.25	$0.18

Weighted average shares:
Basic	39,386	38,130

Diluted	44,317	42,448